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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference of our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Kohl's Corporation for the registration of $300 million aggregate principal amount of Kohl's Corporation 6.3% notes due 2011 and to the incorporation by reference therein of our report dated March 9, 2001, except for note 12, as to which the date is March 16, 2001, with respect to the consolidated financial statements and schedule of Kohl's Corporation included in its Annual Report (Form 10-K) for the year ended February 3, 2001 filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP



Milwaukee, Wisconsin
April 13, 2001